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                                                                    EXHIBIT 99.1

                                          [NEXTERA ENTERPRISES, INC. LETTERHEAD]

[NEXTERA LOGO]

CONTACTS:
Michael Muldowney                         Jonathan Gasthalter/Jonas Leddington
Chief Financial Officer                   Citigate Sard Verbinnen
Nextera Enterprises                       (212) 687-8080
(781) 778-4404


FOR IMMEDIATE RELEASE
---------------------


          NEXTERA ENTERPRISES CONVERTS $21 MILLION OF SUBORDINATED DEBT
                              INTO PREFERRED STOCK

        SATISFIES NET TANGIBLE ASSETS FOR NASDAQ NATIONAL MARKET LISTING

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        LEXINGTON, MA -- December 15, 2000 -- Nextera Enterprises, Inc. (Nasdaq:
NXRA), today announced that Knowledge Universe has converted $21.0 million of subordinated debt into a new series of Nextera preferred stock. The transaction was approved by Nextera's Board of Directors following the recommendation of an independent committee of the Board. Completion of the transaction allows the Company to meet the minimum net tangible assets requirement of the NASDAQ National Market System. As a result, Nextera is now in compliance with the listing requirements of the NASDAQ National Market.

The Series A Convertible Preferred Stock purchased by Knowledge Universe bears a 10% dividend rate, payable in kind, through June 30, 2001. Effective July 1, 2001, the dividend rate shall be reduced to 7%, unless the securities are called by the Company prior to this date. On or before June 30, 2001, the Company has the option to call the preferred stock for either cash or by converting the preferred stock back into a subordinated debenture.

If not called by the Company prior to June 30, 2001, the preferred stock will become convertible at the option of the holder into shares of the Company's Class A Common Stock at an initial conversion price equal to the lesser of $3.00 per share or 150% of the average closing price of the Company's Class A Common Stock for the 10 days prior to June 30, 2001. To the extent not converted by December 15, 2002 (2 years after original issuance of the preferred stock), the conversion price will be reset at the lower of the initial conversion price or 80% of the average closing price for the 30 day period prior to December 15, 2002. In no event will the initial or reset conversion price be less than the closing price of the Company's Class A Common Stock on December 14, 2000.

The preferred stock is redeemable at the option of the Company beginning any time after December 14, 2004 at 106% of the face value of the preferred plus accumulated paid in kind dividends, with the premium decreasing 1% per year thereafter, provided that the Company's Class A Common Stock is trading at least at an average of 150% of the reset conversion price for the 30 trading days preceding the call.

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                                          [NEXTERA ENTERPRISES, INC. LETTERHEAD]


David Schneider, president and chief executive officer of Nextera Enterprises, said, "Once again, we are very pleased with Knowledge Universe's continued support of the Nextera franchise. This transaction significantly reduces our debt leverage and allows for more financial flexibility. We remain committed to concentrating all of our efforts on actualizing the full potential of Nextera as a premier consulting firm."

ABOUT NEXTERA ENTERPRISES

Nextera Enterprises, Inc., is a consulting group that addresses the most complex and challenging issues companies face today. With deep competencies and practical experience in human capital management, economic analysis, strategic transformation and technology solutions, Nextera provides end-to-end professional services -- from strategy through implementation -- to primarily Fortune 1000 companies. Nextera Enterprises employs over 500 professionals, including several Nobel laureates, and is headquartered in Lexington, Mass. The firm currently has other offices in New York, San Francisco, Chicago, Princeton, Cambridge, Raleigh, Rochester, Atlanta, Los Angeles, Dallas, London, Sydney and Toronto. More information can be found at www.nextera.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Nextera Enterprises that are based on the beliefs of Nextera's management. Any statements contained in this press release that are not historical facts are forward-looking statements. Such statements are based on many important factors that may be outside Nextera's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, Nextera's limited operating history, dependence on key personnel, attracting and retaining qualified consultants, new business solicitation efforts, intense competition, risks of acquisitions, regulatory changes, and changes in technology. Further information on these and other potential factors that could affect Nextera's financial and operating results are included in Nextera's 10-K filed on March 30, 2000 and in Nextera's 10-Q filed on November 14, 2000 with the Securities and Exchange Commission.

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